Exhibit 10.4.58

Employment Agreement Amendment No. 1

This Employment Agreement Amendment No. 1 (this “Amendment”) is made September 12, 2013 between Harris Interactive Inc., a Delaware corporation (the “Company”), and Marc H. Levin (“Executive”).

This Amendment amends the Employment Agreement made between the Company and Executive effective as of March 27, 2012 (the “Employment Agreement”). All terms of the Employment Agreement, except as amended hereby, remain in full force and effect. Capitalized terms not otherwise defined herein shall have the meanings given to them in the Employment Agreement.

1. Section 3.1 of the Employment Agreement is hereby amended to read in its entirety as follows:

3.1 Base Compensation. As compensation for Executive’s services, Company shall pay to Executive base compensation in the form of salary (“Base Compensation”) in the amount of $325,000 per annum; provided, however, if the Company achieves ninety-five percent (95%) of budgeted adjusted EBITDA (EBITDA adjusted to remove the effect of non-cash stock-based compensation expense and restructuring and other charges) for the fiscal quarter ending September 30, 2013, as approved by the Board of Directors of the Company (the “Board”), subject to adjustment for any extraordinary and non-recurring items as determined by the Compensation Committee of the Board, then Executive’s Base Compensation shall increase to $350,000 following completion of the Company’s internal financial close process for the quarter, with retroactive effect to October 1, 2013. Base Compensation shall be payable in periodic installments in accordance with the Company’s regular payroll practices for its executive personnel at the time of payment, but in no event less frequently than monthly. The Compensation Committee of the Board shall review Base Compensation periodically for the purpose of determining, in its sole discretion, whether Base Compensation should be increased but not decreased; provided, however, in connection with a general decrease in base compensation for its other executive officers, Executive’s Base Compensation may be decreased in the same proportions as contemporaneous decreases in base compensation for other executive officers provided that Executive’s Base Compensation shall never be less than the amount that is 5% less than the highest amount of annual Base Compensation paid to him during the term of this Agreement and shall never be less than $325,000.

2. Section 3.2 of the Employment Agreement is hereby amended to read in its entirety as follows:

3.2 Performance Bonus. As additional cash compensation for the services rendered by Executive to Company, Executive shall be eligible to receive a target annual performance bonus as part of the Corporate Bonus Plan (“Performance Bonus”) of 60% of Base Compensation (the

“Target Performance Bonus”), payable in full at the same time as payment of other executive bonuses by the Company in accordance with the terms of the Corporate Bonus Plan. The Performance Bonus award criteria and amount shall be those established on an annual basis by the Compensation Committee of the Board. For the fiscal year ending on June 30, 2014, Executive shall be entitled to receive the Target Performance Bonus upon achievement of budgeted adjusted EBITDA (EBITDA adjusted to remove the effect of non-cash stock-based compensation expense and restructuring and other charges) for the fiscal year, as approved by the Board (“Budgeted EBITDA), subject to a cutback for attainment above 95% of Budgeted EBITDA and adjustment for any extraordinary and non-recurring items as determined by the Compensation Committee of the Board. Notwithstanding the foregoing, in the event of a Change in Control, Executive shall receive the Target Performance Bonus for the fiscal year in which the Change in Control occurs as a guaranteed bonus, payable in full on the last day of such fiscal year if the Termination Date has not occurred prior to such date.

3. The second sentence of Section 3.5 is hereby amended to read in its entirety as follows:

Any vacation days that are not taken in a given calendar year shall accrue and carry over cumulatively from year to year without limit, including any vacation days accrued and unused as of the date hereof.

4. A new Section 3.10 is hereby added to the Employment Agreement to read as follows:

3.10 Potential Restricted Stock Award. If (a) the Company achieves budgeted adjusted EBITDA (EBITDA adjusted to remove the effect of non-cash stock-based compensation expense and restructuring and other charges) for the fiscal year ending June 30, 2014, as approved by the Board, subject to adjustment for any extraordinary and non-recurring items as determined by the Compensation Committee of the Board and (b) the Termination Date has not occurred prior to the date that the Company files with the Securities and Exchange Commission its Annual Report on Form 10-K for the fiscal year ending June 30, 2014 (the “Form 10-K”), Executive shall receive an equity award of 50,000 restricted Shares (the “Restricted Shares”) on or about the date that the Company files the Form 10-K, which shall be immediately vested on the date of issuance. Notwithstanding the foregoing, if there is a Change in Control on or prior to June 30, 2014, then the equity award shall be converted into a guaranteed cash bonus in an amount equal to 50,000 multiplied by the price per share paid by the acquirer in the Change in Control transaction, payable on June 30, 2014 if the Termination Date has not occurred prior to such date; provided, however, if Executive’s employment is terminated by Company (or a successor in interest of Company) without Cause (as defined herein) or Executive terminates his employment for Good Reason (as defined herein) on or prior to June 30, 2014, then such amount shall be paid to Executive in full within thirty (30) days after the Termination Date.

5. Section 4.1(c) of the Employment Agreement is hereby amended to read in its entirety as follows:

(c) “Accrued Retention Bonus Obligations” shall mean earned but unpaid Retention Bonus as of the Termination Date; provided, however, if Executive’s employment is terminated by Company (or a successor in interest of Company) without Cause or Executive terminates his employment for Good Reason on or prior to June 30, 2014, then “Accrued Retention Bonus Obligations” shall mean the Total Fiscal 2014 Retention Bonus (less any portion paid as of the Termination Date).

6. Section 4.1(d) of the Employment Agreement is hereby amended to read in its entirety as follows:

(d) “Partial Period Performance Bonus Obligations” shall mean, for the fiscal year in which the Termination Date occurs, a prorated Target Performance Bonus for the partial-year period ending on the Termination Date, based on achievement of the annual financial metric(s) as then in effect for calculation of Executive’s Performance Bonus (for example, net earnings, revenues, or other metrics as applicable, but not including individual management objectives), multiplied by a fraction, the numerator of which is the number of days elapsed in the fiscal year prior to the Termination Date and the denominator of which is 365; provided, however, in the event of a Change in Control, “Partial Period Performance Bonus Obligations” shall mean, for the fiscal year in which the Termination Date occurs, the Target Performance Bonus if the Termination Date occurs within the same fiscal year as the Change in Control.

7. Section 4.5(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

(a) Company and Executive each reserve the right to terminate Executive’s employment at any time. If a Termination Date occurs due to the Company terminating Executive without Cause or Executive terminating for Good Reason, then the Company or its successor shall have no further obligations under this Agreement except that the Company or its successor shall pay to Executive the amounts shown in Sections 3.10 and 4.5(c).

IN WITNESS WHEREOF, this Amendment has been executed and delivered as of the date first above written.

[Signature Page Follows]

HARRIS INTERACTIVE INC.

By:	/s/ Howard Shecter
Howard Shecter
Chairman of the Board

By:	/s/ Al Angrisani
Al Angrisani
President and Chief Executive Officer

/s/ Marc H. Levin
MARC H. LEVIN

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